SUB-ITEM 77M
Mergers

Nuveen Global High Income Fund
811-22988

On November 24, 2014 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Global Income Opportunities Fund and the Nuveen Diversified Currency Opportunities Fund were transferred to the Nuveen Global High Income Fund. The circumstances and details of the reorganization are contained in the SEC filing on N-14 8C, accession number 0001193125-14-338135, on September 10, 2014, which materials are herein incorporated by reference.